Exhibit 23.2

Consent of Independent Auditors

We consent to the use of our report dated July 16, 2004, with respect to the financial statements of Point Lisas Nitrogen Limited for the year ended June 30, 2004, included in Terra Industries Inc.’s current report on Form 8-K dated contemporaneously herewith.

/s/ Ernst & Young

Port of Spain,

TRINIDAD

October 4, 2004